EXHIBIT 99.1

AVX Corporation Expects Strong Sales Quarter

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- December 15, 2003 -- AVX Corporation (NYSE: AVX) reported that sales are expected to exceed the Company's previous estimates. In October, the Company indicated that it expected revenues in the December 31, 2003 quarter to increase between 5% and 6% compared to revenues for the September 30, 2003 quarter.

VP and Chief Financial Officer, Kurt Cummings, stated, "Sales for the first two months of the quarter have been strong, which reflects improved market conditions. We expect the sales for the full quarter ending December 31, 2003 to exceed our previous expectations."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading international manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avxcorp.com.

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are included from time to time in documents AVX Corporation files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the projected, estimated, or described above.

CONTACT:	AVX Corporation, Myrtle Beach
Kurt Cummings, (843) 946-0691
finance@avxus.com